EXHIBIT 10.6

ST. JUDE MEDICAL, INC. 2007 STOCK INCENTIVE PLAN

AWARD CERTIFICATE

Restricted Stock Award

This certifies that [name]

is granted a Restricted Stock Award for **[number]* shares of Common Stock,

$.10 par value, of St. Jude Medical, Inc., a Minnesota corporation.

Social Security Number:	_____________________________
Address:	_____________________________
Grant Date:	, 20___
Expiration Date of Restricted Period:	[____] [vesting schedule]

This Restricted Stock Award is governed by, and subject in all respects to, the terms and conditions of the Restricted Stock Award Agreement, a copy of which is attached to and made a part of this document, and the St. Jude Medical, Inc. 2007 Stock Incentive Plan, a copy of which is available upon request. This Award Certificate has been duly executed, by manual or facsimile signature, on behalf of St. Jude Medical, Inc.

ST. JUDE MEDICAL, INC.

By:
Name:
Title:

ST. JUDE MEDICAL, INC.
2007 STOCK INCENTIVE PLAN

RESTRICTED STOCK AWARD AGREEMENT

          This Restricted Stock Award Agreement is between St. Jude Medical, Inc., a Minnesota corporation (the “Company”), and you, the person named in the attached Restricted Stock Award Certificate (the “Award Certificate”), who is an employee or a director of the Company. This Agreement is effective as of the date of grant set forth in the attached Award Certificate (the “Grant Date”).

          The Company wishes to award to you a number of shares of the Company’s Common Stock, $.10 par value (the “Common Stock”), subject to certain restrictions as provided in this Agreement, in order to carry out the purpose of the St. Jude Medical, Inc. 2007 Stock Incentive Plan (the “Plan”).

          Accordingly, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company and you hereby agree as follows:

          1.          Award of Restricted Stock.

          The Company hereby grants to you, effective as of the Grant Date, an Award of Restricted Stock for that number of shares of Common Stock set forth in the attached Award Certificate (the “Shares”), on the terms and conditions set forth in this Agreement and the Award Certificate and in accordance with the terms of the Plan.

          2.          Rights with Respect to the Shares.

          With respect to the Shares, you shall be entitled to exercise the rights of a shareholder of Common Stock of the Company, including the right to vote the Shares and the right to receive cash dividends thereon as provided in Section 8 of this Agreement, unless and until the Shares are forfeited pursuant to Section 5 hereof. Your rights with respect to the Shares shall remain forfeitable at all times prior to the date or dates on which such rights become vested, and the restrictions with respect to the Shares lapse, in accordance with Section 3, Section 4 or Section 5 hereof.

          3.          Vesting.

          Subject to the terms and conditions of this Agreement, the Shares shall vest, and the restrictions with respect to the Shares shall lapse, on the date or dates and in the amount or amounts set forth in the attached Award Certificate if you remain continuously employed by the Company or if you continuously serve on the Company’s Board of Directors until the respective vesting dates.

          4.          Change of Control.

          Notwithstanding the vesting provisions contained in Section 3 above, but subject to the other terms and conditions in this Agreement, upon the occurrence of a Change of Control (as defined below) you shall become immediately and unconditionally vested in all Shares and the restrictions with respect to all of the Shares shall lapse. For purposes of this Agreement, “Change of Control” shall mean any of the following events:

          (a)         the acquisition by any person, entity or “group,” within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), other than the Company or any of its Affiliates, or any employee benefit plan of the Company and/or one or more of its Affiliates, of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 35% or more of either the then outstanding shares of Common Stock or the combined voting power of the Company’s then outstanding voting securities in a transaction or series of transactions not approved in advance by a vote of at least three-quarters of the Continuing Directors (as defined below); or

          (b)         individuals who, as of the Grant Date, constitute the Board of Directors of the Company (generally the “Directors” and as of the Grant Date the “Continuing Directors”) cease for any reason to constitute at least a majority thereof, provided that any person becoming a Director subsequent to the Grant Date whose nomination for election was approved in advance by a vote of at lease three-quarters of the Continuing Directors (other than a nomination of an individual whose initial assumption of office is in connection with an actual or threatened solicitation with respect to the election or removal of the Directors of the Company, as such terms are used in Rule 14a-11 of Regulation 14A under the Exchange Act) shall be deemed to be a Continuing Director; or

          (c)         the consummation of a reorganization, merger, consolidation, liquidation or dissolution of the Company or of the sale (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company other than a reorganization, merger, consolidation, liquidation, dissolution or sale approved in advance by a vote of at least three-quarters of the Continuing Directors; or

          (d)         the first purchase under any tender offer or exchange offer (other than an offer by the Company or any of its Affiliates) pursuant to which shares of Common Stock are purchased; or

          (e)         at least a majority of the Continuing Directors determines in their sole discretion that there has been a change in control of the Company.

          5.          Early Vesting; Forfeiture.

          If your employment terminates or if you resign or are removed from or otherwise cease to serve on, the Company’s Board of Directors prior to the vesting of the Shares pursuant to Section 3 or Section 4 hereof, your rights to all of the unvested Shares shall be immediately and irrevocably forfeited, including the right to vote such Shares and the right to receive cash dividends on such Shares, unless otherwise determined by the Committee administering the Plan, except that if you die, become Disabled, or in the case of an employee, terminate employment by reason of Normal Retirement or Early Retirement prior to the vesting or forfeiture of all Shares pursuant to Section 3 or Section 4 hereof, you shall become immediately and unconditionally vested in all of the Shares for which vesting has occurred as a result of such event in accordance with the terms of the Award Certificate and your rights to all of the unvested Shares shall be immediately and irrevocably forfeited pursuant to the terms of this Agreement and the attached Award Certificate, and the restrictions with respect to all such vested Shares shall lapse, on the date of your death, that you become Disabled or you terminate employment by reason of Normal Retirement or Early Retirement. For purposes of this Section 5, “Disabled” refers to a permanent and total disability as approved by the Committee, “Normal Retirement” means the retirement of an employee on or after age 65 and “Early Retirement” means the retirement of an employee with the consent of the Committee. No transfer by will or the applicable laws of descent and distribution of any Shares which vest by reason of your death shall be effective to bind the Company unless the Committee administering the Plan shall have been furnished with written notice of such transfer and a copy of the will or such other evidence as the Committee may deem necessary to establish the validity of the transfer.

          6.          Restriction on Transfer.

          Until the Shares vest pursuant to Section 3, Section 4 or Section 5 hereof, none of the Shares may be sold, assigned, transferred, pledged, attached or otherwise encumbered, and no attempt to transfer the Shares, whether voluntary or involuntary, by operation of law or otherwise, shall vest the transferee with any interest or right in or with respect to the Shares.

          7.          Issuance and Custody of Certificates.

          (a)         The Company shall cause the Shares to be issued in your name, either by book-entry registration or issuance of a stock certificate or certificates, which certificate or certificates shall be held by the Company. The Shares shall be restricted from transfer and shall be subject to an appropriate stop-transfer order. If any certificate is issued, the certificate shall bear an appropriate legend referring to the restrictions applicable to the Shares.

          (b)         If any certificate is issued, you shall be required to execute and deliver to the Company a stock power or stock powers relating to the Shares as a condition to the receipt of this Award of Restricted Stock.

          (c)         After any Shares vest pursuant to Section 3, Section 4 or Section 5 hereof, and following payment of the applicable withholding taxes pursuant to Section 9 hereof, the Company shall promptly cause such vested Shares (less any Shares withheld to pay taxes), free of the restrictions and/or legend described in Section 7(a) hereof, to be delivered, either by book-entry registration or in the form of a certificate or certificates, registered in your name or in the names of your legal representatives, beneficiaries or heirs, as the case may be.

          8.          Distributions and Adjustments.

          (a)         If any Shares vest subsequent to any change in the number or character of the Common Stock of the Company (through any stock dividend or other distribution, recapitalization, stock split, reverse stock split, reorganization, merger, consolidation split-up, spin-off, combination, repurchase or exchange of shares or otherwise), you shall then receive upon such vesting the number and type of securities or other consideration which you would have received if such Shares had vested prior to the event changing the number or character of the outstanding Common Stock.

          (b)         Any additional shares of Common Stock of the Company, any other securities of the Company and any other property (except for cash dividends or other cash distributions) distributed with respect to the Shares prior to the date or dates the Shares vest shall be subject to the same restrictions, terms and conditions as the Shares to which they relate and shall be promptly deposited with the Secretary of the Company or a custodian designated by the Secretary.

          (c)         Any cash dividends or other cash distributions payable with respect to the Shares shall be distributed to you at the same time cash dividends or other cash distributions are distributed to shareholders of the Company generally.

          9.          Taxes.

          (a)         You acknowledge that you will consult with your personal tax advisor regarding the income tax consequences of the grant of the Shares, payment of dividends on the Shares, the vesting of the Shares and any other matters related to this Agreement. In order to comply with all applicable federal, state, local or foreign income tax laws or regulations, the Company may take such action as it deems appropriate to ensure that all applicable federal, state, local or foreign payroll, withholding, income or other taxes, which are your sole and absolute responsibility, are withheld or collected from you.

          (b)         In accordance with the terms of the Plan, and such rules as may be adopted by the Committee administering the Plan, you may elect to satisfy any applicable tax withholding obligations arising from the receipt of, or the lapse of restrictions relating to, the Shares by (i) delivering cash (including check, draft, money order or wire transfer made payable to the order of the Company), (ii) having the Company withhold a portion of the Shares otherwise to be delivered having a Fair Market Value equal to the amount of such taxes, or (iii) delivering to the Company shares of Common Stock having a Fair Market Value equal to the amount of such taxes. The Company will not deliver any fractional Share but will pay, in lieu thereof, the Fair Market Value of such fractional Share. Your election must be made on or before the date that the amount of tax to be withheld is determined.

          10.         General Provisions.

          (a)          Interpretations. This Agreement is subject in all respects to the terms of the Plan. A copy of the Plan is available upon your request. Terms used herein which are defined in the Plan shall have the respective meanings given to such terms in the Plan, unless otherwise defined herein. In the event that any provision of this Agreement is inconsistent with the terms of the Plan, the terms of the Plan shall govern. Any question of administration or interpretation arising under this Agreement shall be determined by the Committee administering the Plan, and such determination shall be final, conclusive and binding upon all parties in interest.

          (b)          No Right to Employment or Board Service. Nothing in this Agreement or the Plan shall be construed as giving you the right to be retained as an employee of the Company or to continue to serve on the Company’s Board of Directors. In addition, the Company may at any time dismiss you from employment, free from any liability or any claim under this Agreement, unless otherwise expressly provided in this Agreement.

          (c)          Securities Matters. The Company shall not be required to deliver any Shares until the requirements of any federal or state securities or other laws, rules or regulations (including the rules of any securities exchange) as may be determined by the Company to be applicable are satisfied.

          (d)          Headings. Headings are given to the sections and subsections of this Agreement solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of this Agreement or any provision hereof.

          (e)          Governing Law. The internal law, and not the law of conflicts, of the State of Minnesota will govern all questions concerning the validity, construction and effect of this Agreement.

          (f)          Notices. You should send all written notices regarding this Agreement or the Plan to the Company at the following address:

St. Jude Medical, Inc.
One Lillehei Plaza
St. Paul, MN 55117
Attn.: Stock Plan Administrator

          (g)          Award Certificate. This Restricted Stock Award Agreement is attached to and made part of an Award Certificate and shall have no force or effect unless such Award Certificate is duly executed and delivered by the Company to you.

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